Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2018 fourth quarter and year-end earnings call. My name is Mike Hays, the Company’s CEO and joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thanks, Kevin, and again, welcome everyone.

As you may have noticed, last evening we announced the attainment of an important goal, that being, the mix of business among current clients has shifted spend from legacy methods of experience measurement and CAHPS compliance focus to an investment in our Voice of the Customer platform with embedded tools such as Transparency to drive revenue and customer communities for co-producing care experiences. This higher value strategic offering now accounts for $75 million of contract value, or more than half of our business, and is emerging as an unmatched advantage at point of sale.

After Kevin shares with us his prepared remarks regarding financial performance, we’ll discuss how, with most of our business now comprised of the Voice of the Customer platform, we are likely to evolve.

With that, I will now turn the call over to Kevin.

Kevin

Thank you, Mike.

Total contract value at the end of the fourth quarter 2018 totaled $131.4 million, representing 5% growth over the same period in the prior year. Healthcare system clients with agreements for multiple solutions represented 24% of our client base at the end of the fourth quarter 2018, up from 22% at the same time last year. Subscription-based revenue agreements at the end of the fourth quarter 2018 represented 95% of total recurring contract value. Total contract value for our digital Voice of the Customer platform solutions increased to $75.0 million compared to $56.6 million at the end of the fourth quarter of 2017.

Fourth quarter 2018 revenue was $30.6 million, an increase of 2.5% over the fourth quarter 2017, comprised entirely of organic growth from adding new customers and increasing contract value for existing customers. Fourth quarter revenue for our digital Voice of the Customer platform solutions increased to 53% of total revenue compared to 39% of total revenue in the fourth quarter of 2017.

Consolidated operating income for the fourth quarter 2018 was $9.4 million or 31% of revenue, compared to $8.7 million or 29% of revenue for the same period last year.

Total operating expenses of $21.2 million for the quarter were flat compared to the prior year.

Direct expenses decreased by 4% to $11.9 million for the fourth quarter 2018, compared to $12.4 million for the same period in 2017. Direct expenses as a percent of revenue were 39% for the fourth quarter 2018 and 41% in 2017.

Direct expenses decreased in the fourth quarter compared to the same period last year as a result of lower data collection costs, partially offset by increased customer service and information technology investments.

Selling, general and administrative expenses increased to $7.9 million for the fourth quarter 2018, compared to $7.7 million for the same period in 2017. SG&A expenses were 26% of revenue for the fourth quarter in both 2017 and 2018.

Depreciation and amortization expense increased to $1.5 million for the fourth quarter of 2018 compared to $1.2 million in 2017. This increase in expense is driven by additional investments in our technology platform.

The Company incurred income tax expense of $1.7 million for the fourth quarter 2018 compared to $2.1 million for the same period in 2017. The effective tax rate was 18% for the fourth quarter of 2018, compared to an effective rate of 25% for the same period in 2017. The decrease in the effective rate is primarily due to the reduction in the corporate tax rate from 35% to 21% due to the Tax Act that was enacted in December 2017. In addition, the Company had increased tax benefits of $537,000 related to the vesting and exercise of stock awards, net of certain excess compensation limits. These were partially offset by decreased tax expense last year of $1.1 million during the same quarter of 2017 due to Tax Act related adjustments.

Net income for the fourth quarter was $7.8 million in 2018, compared to $6.5 million in 2017.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

The acceptance among clients to shift their historical spend for patient experience measurement from legacy methods and highly CAHPS compliance focus, to our Voice of the Customer platform in a relatively short period time, is only magnified when viewed thru the lens of the more typically slow rate of change among healthcare organization in general.

This migration to Voice of the Customer Platform confirms the lack of tangible ROI health systems have not realized in the legacy approach, whereas overall Patient Experience improvement has been barely measurable over the last decade. This pent-up frustration of wasted spend in the face of consumer driven healthcare has created the catalyst for change.

The power of engaging the customer for our clients’ brand is very powerful and ensuring customer loyalty. Case in point: just last week, a client went from gathering feedback from a handful of customers via legacy methods to within 72 hours of launching our Voice of Customer Platform receiving 17,100 customer responses and 2,640 indepth comments.

This is really a gamechanger when one understands consumers use online ratings as the #1 way to select physicians and frequency and recency of customer feedback pushed our client’s physician to the top of search. Driving revenue for clients is one of our new-found measures of ROI and a welcome departure for clients struggling with legacy measurement expenditures.

Client acceptance of our VoC Platform now accounts for over half of our recurring revenue and has created a tipping point within NRC Health. This simple but important fact suggests a very different allocation of resources shifting from internal migration of clients to taking our VoC advantages and ROI story aggressively to the wider market win share.

This completes our prepared remarks, so operator I will now ask to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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